Exhibit 17

April 9, 2002

FourthCai, Inc.
10245 E. Via Linda, Suite 220
Scottsdale, AZ  85258-5317

Attention: Corporate Officer/Board of Directors of Futronix Group, Inc.

Gentlemen:

     Pursuant to the Agreement and Plan of Reorganization, I hereby tender my resignation from Futronix, Inc. as Officer and Director effective immediately.

                                   Sincerely,

                                   /s/ Edmond L. Lonergan

                                   Edmond L. Lonergan